UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017

Spotlight Innovation Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52542	98 0518266
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11147 Aurora Avenue Aurora Business Park, Building 3
Urbandale, Iowa	50322
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 274 9087

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2017, Christopher Grunewald resigned as Chief Executive Officer of Spotlight Innovation Inc. (the “Company). Also on May 22, 2017 John Krohn was appointed Interim Chief Executive Officer of the Company, in addition to him continuing to serve as Chairman of the Board of Directors, President and Chief Operating Officer of the Company. Pursuant to Mr. Grunewald’s resignation, the Company issued Mr. Grunewald a warrant to purchase 500,000 shares of Common Stock of the Corporation with an exercise price of $1.25 per share for a term of three years. Mr. Grunewald also agreed to cancel 1,618,627 shares of Common Stock of the Company previously owned by Mr. Grunewald. Mr. Grunewald will remain with the Company in an advisory capacity.

On May 24, 2017, Dr. June Beetler was appointed to the Board of Directors of the Company. Dr. Beetler is Board Certified in Pediatrics and has over 20 years of experience in general practice and urgent care settings. Her experience and expertise span general pediatrics, integrative medicine and holistic care. She currently holds a medical license in Florida and practices at St. Petersburg Pediatrics in St. Petersburg, Florida. Before relocating to Florida, Dr. Beetler maintained her own practice, Johnston Pediatric Clinic, P.C., for 18 years, and was a staff physician at Iowa Lutheran Hospital, Iowa Methodist Medical Center, and Mercy Medical Center - Des Moines.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOTLIGHT INNOVATION INC.

Dated: May 24, 2017	By:	/s/ John William Pim
John William Pim
Chief Financial Officer

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